Exhibit 10.11

ALERUS FINANCIAL

SHORT TERM INCENTIVE PLAN

Summary Document

Purpose of the Plan

The Alerus Financial (“Alerus” or “Company”) Executive Compensation Philosophy drives all aspects of compensation payable to the key executives of Alerus, particularly incentive compensation.  The Compensation Philosophy states that executive compensation practices are designed to attract, motivate, and retain key talent. Our pay-for-performance system ties compensation to shareholder value and core Alerus values, utilizing a mix of base salary, short and long term incentives (including cash and equity), benefits, and perquisites.  The purpose of the Short Term Incentive Plan (“STIP” or “Plan”) is to:

•                  Enhance performance consistent with Alerus’ corporate strategic goals;

•                  Focus on near-term performance results as well as progress toward the achievement of long-term objectives; and

•                  Strengthen the link between performance and pay by delivering awards based on measurable goals for Alerus and the Participant.

Plan Overview

The STIP is a performance-based annual cash incentive plan.  Performance metrics are established no later than February each respective performance period and includes both company performance measures and individual performance measures.  Cash awards made are determined as a percentage of base salary.

Eligibility for Participation

The Compensation Committee (“Committee”), with management input, will determine the executives who are eligible to participate in the STIP.  Participation in one plan does not guarantee or entitle any employee to participate in any other incentive plan enacted in the future.

Target Incentive Award

Participant incentive awards are targeted at a specified percentage of Base Salary.  The Committee has the authority, with management’s input and recommendations, to modify Target Percentages on an annual basis.  A maximum incentive award has been established for the Company Performance portion at 150% of the Target Payout for each Participant.

Minimum Threshold and Incentive Pool

To ensure the plan protects shareholder value, a minimum threshold performance has been established, referred to as the Minimum Acceptable Return (“MAR”).  The MAR is expressed as earnings per share (“EPS”).  This minimum EPS must be achieved before any incentive awards are earned.  Once the minimum is achieved in a performance period, a percentage of each dollar over MAR is set aside to establish the incentive pool from which incentive awards are made.  The current Incremental Percentage is 15%.  Both the MAR and the Incremental Percentage are set annually by the committee no later than February of each respective performance period.  When setting MAR, peer group performance comparisons are prepared to establish a reasonable standard.

Performance Criteria

Performance criteria for the performance period are comprised of two components: 80% based on company performance and 20% based on individual performance. The individual performance component is not dependent on achieving MAR and awards are made regardless of Company performance.  However, the Committee reserves the right to withhold awards based on unacceptable overall Company performance.

Current Company performance metrics include Company Net Income, Revenue and Efficiency Ratio. Individual performance metrics differ by individual and are based on areas of accountability and special projects for the year.

Changes in Employment Status

A participant must be actively employed by Alerus at the time awards are made. If an employee is a Participant in the STIP for less than a full year, the measure of his/her award will be prorated for the period of actual service.  Generally, employees hired during the fourth quarter are not eligible to participate in that year’s STIP.  The Committee has the authority to make all determinations in this regard.

Plan Administration

The Compensation Committee is assigned authority by the Board for the STIP administration. All Incentive Awards will be paid within 60 days after the close of the performance period.

Typically, the Committee has the responsibility and authority to:

1)             Design the basics of the Plan and the implementation process, and submit to the Board for final approval.

2)             Review and recommend for the Board’s approval appropriate modifications to the Plan.

3)             Annually, or as appropriate, review and recommend Board approval of;

a)                         Minimum Acceptable Return;

b)                         The Incremental Percentage;

c)                          The Company performance metrics and weightings as recommended by Management; and

d)                         The individual performance metrics criteria and weightings as recommended by Management.

4)             Approve an accrual adequate to fund Board approved payments and adjusting as appropriate per the STIP during the plan period;

5)             Approve a determination and assessment of actual performance for the plan period;

6)             Approve any performance-based adjustments or adjustments due to unforeseen extraordinary events to incentive awards where appropriate;

7)             Correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the STIP and any instrument or award agreement relating to the STIP or any award hereunder;

8)             Establish, amend, suspend, or waive such rules, regulations and procedures that the Committee may establish in the administration of the STIP, and appoint such agents as it shall deem appropriate for the proper administration of the STIP; and

9)             Make any other determination and take any other action that the Committee deems necessary or desirable for the proper administration of the STIP.

The Committee may delegate to any member of the Board or committee of Board members such of its powers as it deems appropriate, including the power to sub-delegate; except that, pursuant to such delegation or sub-delegation, only a member of the Board (or a committee thereof) may grant awards.

Acting within the authority conferred on the Committee by the Board through the Committee’s Charter and unless otherwise expressly provided in the STIP, all designations, determinations, adjustments, interpretations, and other decisions under or with respect to the STIP, any award or award agreement shall be within the discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon the Company and any Participant.  No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as Directors, be fully protected by Alerus with respect to any such action, determination or interpretation.

Modification and Termination

The Compensation Committee has sole authority for decisions regarding interpretation of the terms of the STIP.  The STIP is provided at the discretion of Alerus.  Nothing within the Plan is construed as creating an employment contract between any Participant and Alerus. Alerus has the exclusive right to modify the STIP, in whole or in part, or to terminate the STIP entirely. The STIP is not an ERISA Plan.  The STIP is intended as an annual incentive award bonus program.